Exhibit 10(c)

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This FIRST AMENDING AGREEMENT, made as of and to take effect as of and from January 1, 2016, to the CONSOLIDATED, RESTATED AND AMENDED PRODUCER AGREEMENT EIGHTH MEMORANDUM OF AGREEMENT made as of and to take effect as of and from January 1, 2014

BETWEEN:

CANPOTEX LIMITED

(hereinafter called “Canpotex”)

OF THE FIRST PART

– and –

AGRIUM INC.

OF THE SECOND PART

MOSAIC CANADA CROP NUTRITION, by its general partner, 4379934 CANADA LTD.

OF THE THIRD PART

POTASH CORPORATION OF SASKATCHEWAN INC.

(hereinafter called “PCS”)

OF THE FOURTH PART

(each of the parties of the Second, Third and Fourth Parts being sometimes individually referred to herein as the “Producer” and all of whom are sometimes collectively referred to herein as the “Producers”)

(each of the parties of the First, Second, Third and Fourth Parts being sometimes individually referred to herein as a “Party” and all of whom are sometimes collectively referred to herein as the “Parties”)

WHEREAS Canpotex and each of the Producers are parties to the Consolidated, Restated and Amended Producer Agreement Eighth Memorandum of Agreement made as of and to take effect as of and from January 1, 2014 (the “Producer Agreement”);

AND WHEREAS Section 3.02 of the Producer Agreement provides that PCS is entitled as of right but without obligation to participate in the supply of Potash to Canpotex from any production by PCS of Potash in the Province of New Brunswick;

AND WHEREAS PCS notified Canpotex that it desired to exercise its right under the Producer Agreement to supply Potash to Canpotex from its New Brunswick production and proposed certain terms and conditions for doing so (the “PCS Proposal”);

AND WHEREAS the Canpotex board of directors and the Canpotex shareholders, after due consideration, each unanimously concluded that (i) the inclusion in Canpotex’s marketing portfolio of Potash produced by PCS in the Province of New Brunswick to be committed to be exported exclusively through Canpotex to all destinations other than Canada and the United States on the terms and conditions contained in the PCS Proposal, and (ii) the assumption of or other dealing with the various associated agreements, including but not limited to an agreement which will allow Canpotex to export Potash produced both in the Provinces of New Brunswick and Saskatchewan through the Port of Saint John, New Brunswick, would further diversify Canpotex’s supply base, improve Canpotex’s overall port capacity, increase efficiencies and enable Canpotex to better serve its overseas customers and markets;

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AND WHEREAS the PCS Proposal was accordingly authorized, approved, ratified and confirmed with effect from January 1, 2016 by Canpotex’s directors and shareholders on January 18, 2016, as were certain related matters, including but not limited to the effecting of amendments to the Producer Agreement in regards to the PCS Proposal;

AND WHEREAS Section 3.03 of the Producer Agreement provides that, in the event that PCS desires to participate in the supply of Potash to Canpotex from any production in the Province of New Brunswick, the Producer Agreement shall be amended as is necessary to entitle PCS to a right of participation in the supply of Potash to Canpotex from production in the Province of New Brunswick on such terms and conditions as may be mutually agreed upon by all the Parties;

AND WHEREAS, pursuant to Section 3.03 of the Producer Agreement, Canpotex and each of the Producers desire to amend the Producer Agreement as set forth herein, such amendments to take effect as of and from January 1, 2016;

AND WHEREAS Canpotex and each of the Producers, in connection with amending the Producer Agreement as set forth herein, also desire to make certain acknowledgments and agreements as set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter exchanged and contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS

1.01	The Parties hereby agree that the meanings indicated for the words and phrases in the Producer Agreement shall apply where used herein, including in the recitals of this First Amending Agreement to the Producer Agreement (the “Amending Agreement”), except where the context otherwise requires.

2.	AMENDMENTS (THE NEW BRUNSWICK PROVISIONS)

2.01	The Parties hereby agree that, from and after January 1, 2016, and pursuant to Section 3.03 of the Producer Agreement, the Producer Agreement is hereby amended to include the following provisions (the “New Brunswick Provisions”):

Notwithstanding any other provision of the Producer Agreement, the following provisions shall apply to PCS’s supply of Potash to Canpotex from its production in the Province of New Brunswick and with respect to the Individual Productive Capacity of the PCS New Brunswick Mines (as defined below) and PCS’s Aggregate Productive Capacity insofar as it relates to the PCS New Brunswick Mines:

(a)	From and after January 1, 2016, PCS shall not sell or dispose of any Potash it produces in the Province of New Brunswick for sale to a purchaser for ultimate delivery to any destination outside Canada and the United States other than through Canpotex pursuant to the provisions of the Producer Agreement.

(b)	All PCS mines located in the Province of New Brunswick (collectively, the “PCS New Brunswick Mines”) shall be included in the Producer Agreement and all such mines together, despite the definition of “Mine” in the Producer Agreement, shall be considered a single “Mine” for the purposes of the Producer Agreement.

(c)	Effective January 1, 2016, the Individual Productive Capacity of the PCS New Brunswick Mines shall be 750,000 Product Tonnes per annum.

(d)	Effective January 1, 2016, PCS’s Aggregate Productive Capacity shall increase by 750,000 Product Tonnes per annum, representing the Individual Productive Capacity of the PCS New Brunswick Mines.

(e)	Subject to the provisions of paragraph (h) below (governing sale or transfer of the PCS New Brunswick Mines), neither the Individual Productive Capacity of the PCS New Brunswick Mines nor PCS’s Aggregate Productive Capacity insofar as it relates to the PCS New Brunswick Mines shall be subject to any adjustment pursuant to the provisions of the Producer Agreement, whether under Article VI, Article VII, Article VIII or otherwise including, without limitation, as a result of any Major Expansion, New Mine Construction, Disaster or the suspension of production or closure of any mine of PCS located in the Province of New Brunswick,

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(f)	The New Brunswick Provisions set forth herein shall continue for a period of 10 years from January 1, 2016 through December 31, 2025 (the “Initial Term”), and shall automatically be renewed for further periods, each for a term of five years (each a “Renewal Term”), unless PCS provides to Canpotex written notice of its intention to terminate the New Brunswick Provisions not less than two years prior to the end of the Initial Term or any Renewal Term, as the case may be, in which case the New Brunswick Provisions shall terminate at the end of the applicable term.

(g)	Should PCS provide Canpotex with written notice of its intention to terminate the New Brunswick Provisions in accordance with paragraph (f) immediately above:

(i)	the Individual Productive Capacity of the PCS New Brunswick Mines shall automatically be reduced to zero Product Tonnes per annum, effective on the termination date;

(ii)	PCS’s Aggregate Productive Capacity shall automatically be reduced by 750,000 Product Tonnes per annum, effective on the termination date;

(iii)	the PCS New Brunswick Mines shall no longer be considered a “Mine” for the purposes of the Producer Agreement, effective on the termination date; and

(iv)	the Producer Agreement shall be amended as is necessary to effect such termination, on such terms and conditions as may be mutually agreed upon by all the Parties.

(h)	Paragraphs 5.09(a), (b) and (c) of the Producer Agreement shall not apply to the sale or other transfer by PCS of any or all mines which constitute PCS New Brunswick Mines (a “New Brunswick Disposition”), and in the event and upon the closing of a New Brunswick Disposition, unless otherwise agreed by all of the Parties, the New Brunswick Provisions shall immediately terminate, the Individual Productive Capacity of the PCS New Brunswick Mines shall automatically be reduced to zero Product Tonnes per annum, the PCS New Brunswick Mines shall no longer be considered a Mine for purposes of the Producer Agreement, and PCS’s Aggregate Productive Capacity shall automatically be reduced by 750,000 Product Tonnes per annum. For greater certainty, paragraph 5.09(d) of the Producer Agreement shall remain in full force and effect and applicable to the Producer Agreement as amended by this Amending Agreement, and such provision shall be applicable with respect to any New Brunswick Disposition falling with the scope of paragraph 5.09(d).

3.	ACKNOWLEDGMENTS AND AGREEMENTS

3.01	The Parties hereby acknowledge and agree that the Aggregate Productive Capacity (or APC) for each of the Producers is as follows as of January 1, 2016:

Agrium Inc.	–	2,948,029 Product Tonnes per annum

Mosaic Group	–	10,913,998 Product Tonnes per annum

Potash Corporation of Saskatchewan Inc.	–	14,788,434 Product Tonnes per annum

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3.02	The Parties hereby acknowledge and agree that the Mines of the Producers, and the corresponding Individual Productive Capacity (or IPC) of such Mines, are as follows as of January 1, 2016:

Agrium Vanscoy	–	3,024,178 Product Tonnes per annum

Mosaic Belle Plaine	–	2,761,800 Product Tonnes per annum

Mosaic Colonsay	–	2,598,081 Product Tonnes per annum

Mosaic Esterhazy (K1 and K2)	–	6,310,052 Product Tonnes per annum

PCS Allan	–	4,048,450 Product Tonnes per annum

PCS Cory	–	3,022,356 Product Tonnes per annum

PCS Lanigan	–	3,452,500 Product Tonnes per annum

PCS Patience Lake	–	1,049,600 Product Tonnes per annum

PCS Rocanville	–	3,044,475 Product Tonnes per annum

PCS New Brunswick Mines	–	750,000 Product Tonnes per annum

4.	CONSENT

4.01	All of the Parties have agreed to enter into these presents in order to evidence their consent hereto and to be bound hereby and to give effect hereto.

5.	FURTHER ASSURANCES

5.01	Each of the Parties hereby covenants and agrees to be bound by, observe, perform and do all things and take all actions, steps, proceedings and execute such further and other assurances, documents and agreements whether under corporate seal or otherwise as are reasonably necessary or required to fully implement and give effect to all of the terms and provisions of this Amending Agreement.

6.	GOVERNING LAW

6.01	This Amending Agreement shall be construed and interpreted in accordance with the laws of the Province of Saskatchewan and the federal laws of Canada applicable therein.

7.	CONFIRMATION

7.01	Except as hereinabove specifically amended, all other terms and provisions of the Producer Agreement are hereby confirmed and ratified and shall remain in full force and effect in accordance with its terms, and this Amending Agreement and the Producer Agreement shall be read and construed as one and the same instrument.

8.	ENUREMENT

8.01	This Amending Agreement shall be binding upon and enure to the benefit of the Parties, their successors and permitted assigns.

9.	ASSIGNMENT

9.01	The Parties covenant and agree that this Amending Agreement may not be assigned in whole or in part by any of the Parties, except in accordance with the terms and provisions of the Producer Agreement applicable to such assignments.

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10.	SEVERABILITY

10.01	It is hereby agreed that, in the event any clause, provision, paragraph, subparagraph or section of this Amending Agreement is held invalid as contrary to any statute or regulation or law in that regard by a court of competent jurisdiction, the invalidity of such shall in no way effect the validity of any other clause, provision, paragraph, subparagraph or section of this Amending Agreement and each and every such clause, provision, paragraph, subparagraph or section of this Amending Agreement shall be severable from each and every other.

11.	EXECUTION

11.01	The Parties hereby covenant and agree that this Amending Agreement may be executed in counterparts each of which shall be deemed to be an original but all of which when taken together shall constitute one and the same instrument. This Amending Agreement, including an executed counterpart of this Amending Agreement, may be delivered by facsimile, email or functionally equivalent electronic transmission.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties have executed this Amending Agreement effective as of January 1, 2016.

CANPOTEX LIMITED

Per:	/s/ K.A. Seitz

Per:	/s/ T.J. Nieman

AGRIUM INC.

Per:	/s/ C.V. Magro

Per:	/s/ H. Deans

MOSAIC CANADA CROP NUTRITION, LP, by its general partner, 4379934 CANADA LTD.

Per:	/s/ J.C. O’Rourke

Per:	/s/ R.N. McLellan

POTASH CORPORATION OF SASKATCHEWAN INC.

Per:	/s/ J. Tilk

Per:	/s/ S. Dowdle